UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2013

PARKER DRILLING COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2013 Parker Drilling Company announced that W. Kirk Brassfield, its senior vice president and chief financial officer (“CFO”), would leave the Company effective April 30, 2012. The Company and Mr. Brassfield have entered into a separation agreement pursuant to which Mr. Brassfield will continue to serve in his current role until the earlier of the appointment of his successor and April 30, 2013.

The Company’s Board of Directors determined that it was in the best interests of the Company for Mr. Brassfield to assist in the search for, and transition of responsibilities to, his successor to the CFO role. To facilitate this transition, the separation agreement also provides that Mr. Brassfield will receive the following consideration:

•	base salary through April 30, 2013;

•	accrued but unused vacation time in accordance with the Company’s customary policy for all employees;

•

in the event that the Company’s compensation committee approves such awards for other executive officers, a grant of restricted stock units commensurate with the position of CFO and an annual cash bonus with respect to 2012 under the Company’s incentive compensation plan;

•	a lump-sum cash severance amount equal to the sum of (a) $864,583 plus (b) an amount calculated by multiplying 39,752 by the closing price for the Company’s common stock on April 30, 2013;

•	pro rata vesting of restricted stock grants as of April 30, 2013; and

•	medical insurance coverage for Mr. Brassfield and his covered dependents until April 30, 2015, followed by 18 months of COBRA coverage at his expense.

A copy of the separation agreement has been filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Separation Agreement and Release dated as of February 8, 2013 between Parker Drilling Company and W. Kirk Brassfield

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Dated: February 11, 2013

	By:	/s/ Jon-Al Duplantier
Jon-Al Duplantier
Senior Vice President and General Counsel